UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 15, 2023

TIMKENSTEEL CORPORATION (Exact name of registrant as specified in its charter)

Ohio	1-36313	46-4024951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, SW, Canton, OH 44706
(Address of Principal Executive Offices) (Zip Code)

(330) 471-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	TMST	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2023, the Board of Directors (the “Board”) of TimkenSteel Corporation (the “Company”) approved and authorized a performance-based Transformation Incentive Grant program (the “Transformation Incentive Grant Program”). The Transformation Incentive Grant Program was previously approved by the Board’s Compensation Committee (the “Committee”) on December 13, 2023, subject to final approval of the Board.

Under the Transformation Incentive Grant Program, effective December 15, 2023, certain officers of the Company (including each of the Company’s current named executive officers) were granted performance-based Restricted Share Unit awards (the “PRSUs”) under the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan (the “Plan”). The purpose of the PRSUs is to further align executive compensation with the investment interests of the Company’s shareholders by motivating and rewarding management initiative and action to the extent they help create substantial additional shareholder value. The PRSUs are also intended to help support retention of key leadership over the next approximately four years as we work to continue to implement ongoing, multi-year business transformation and growth strategies.

In general, the PRSUs for the named executive officers are designed to be earned from 0% to 200% of target levels depending on the degree to which the closing price performance of the Company’s common shares, no par value per share (the “Common Shares”), satisfies up to seven specified average per share closing price goals (achieved if the goal price is met or exceeded by the 20-trading-day average closing price for each trading day in any 20-consecutive-trading-day period) (the “Average Share Price Goals”) during a performance period running from December 1, 2023 through December 31, 2026. The applicable Average Share Price Goals and payout levels for the named executive officer PRSUs are as follows:

Average Share Price Goal PRSU Payout Percentage

Less than $35.00 0%

$35.00 50%

$37.50 75%

$40.00 100%

$42.50 125%

$45.00 150%

$47.50 175%

$50.00 or greater 200%

Performance against these Average Share Price Goals will be evaluated after the end of the performance period (or, if earlier, at the time of a change in control of the Company, as defined under the Plan, taking into account Average Share Price Goal achievement as of that date, including deemed achievement based on the value of any consideration paid for a Common Share in the change in control, if applicable). Earned levels of PRSUs will then generally pay out in two equal installments in early 2027 and 2028, conditioned on continued employment with the Company until the vesting date, subject to certain alternative evaluation, vesting and payout terms for situations involving the awardee’s death or disability (accelerated full vesting based on actual (or change in control) performance to date) or termination of employment without cause (accelerated pro-rated vesting (or full vesting for terminations in anticipation of or within two years after a change in control) based on actual (or change in control) performance to date). PRSUs will generally be forfeited for voluntary departures (including retirements) prior to the applicable vesting dates. In addition, payouts for the earned PRSUs will be subject to reduction based on a pre-determined value cap of $60 per earned PRSU, with the payment cap applied at the time the earned level of PRSUs is determined for an awardee.

Due to the design of the Transformation Incentive Grant Program, the Committee believes that the PRSUs will drive management engagement on transformative initiatives and provide important incentives to the Company’s key leaders to creatively and consistently pursue achievement of our most important and transformational strategic goals, supporting value creation over a meaningful time horizon. Among all PRSU recipients, the Company’s current named executive officers received the following target PRSUs: Mr. Williams, 80,000 PRSUs; Mr. Westbrooks, 40,000 PRSUs; Ms. Syrvalin, 40,000 PRSUs; and Mr. Raketich, 40,000 PRSUs.

If applicable, PRSUs will earn dividend equivalents in cash (or Common Shares, if so determined by the Committee) on a deferred and contingent basis, depending on the earning of the underlying PRSUs. Earned PRSUs will be settled in Common Shares (or cash, if so determined by the Committee). The PRSUs will be subject to potential forfeiture for detrimental activity on the part of an awardee, as further described in the PRSU award agreement, as well as clawback under applicable clawback policies of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMKENSTEEL CORPORATION

Date: December 18, 2023	By:	/s/ Kristine C. Syrvalin
Kristine C. Syrvalin
Executive Vice President, General Counsel and Chief Human Resources Officer